Exhibit 99.1

BLACKSANDS ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

Houston, Texas, February 1, 2012 – Blacksands Petroleum, Inc. (OTCBB: BSPE) ("Blacksands" or the "Company") today announced the appointment of Richard S. T. Hunter, of Houston, Texas, to its Board of Directors ("Board") effective January 26, 2012.  The appointment of Mr. Hunter increases the number of independent directors of Blacksands to a majority.

Mr. Hunter has over 14 years of professional investment management experience specializing in analysis of energy related markets and opportunities as Director of Research and a Principal of Lighthouse Capital Management L.P. in Houston, a $500 mm investment advisor.  Mr. Hunter currently is Vice President of Investor Relations for Carrizo Oil and Gas, Inc., an exploration and production company specializing in exploitation of resource shales.  He possesses hands-on experience in most energy related investment vehicles, drilling prospect and property evaluation, and M&A opportunities including LBO feasibility.  Mr. Hunter has an MBA from the Jones Graduate School of Business at Rice University and a MS in Geology from Florida State University. His prior work experience includes eight years as a geoscientist with Shell Oil Company.

David V. DeMarco, Chairman of the Board of Blacksands said, "I am very pleased to announce the appointment of Mr. Hunter to our Board.  Richard’s employment history, industry training, and advanced education in finance and the natural and physical sciences allow him a special insight into the oil and gas sector.  His in-depth and diverse experience and accomplishments make him an outstanding addition and will complement the skills and experience of our Board.  I look forward to the leadership and perspectives that Richard will bring to the Board, as we continue to grow and execute our strategy."

For more information about Blacksands Petroleum and its Projects, please go to:

Blacksandspetroleum.com

Info @blacksandpetroleum.com

About Blacksands Petroleum:

Blacksands Petroleum, Inc. is oil and gas exploration and production company (i) acquiring, developing and operating conventional and unconventional oil and gas fields and (ii) leasing and exploring for future fields and basins in North America.  The Company is primarily focused in the United States in Colorado, New Mexico, and Texas.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.